                                                                  Exhibit (e)(9)
                                  EMCO LIMITED

                           LONG TERM INCENTIVE PROGRAM

                                     PART I

1.       PURPOSE

1.1 This Long Term Incentive Program has been established by the Company to provide incentives to certain of its key employees, and to encourage managers to adopt a responsible balance between long term and current year results, and to build and maintain a strong spirit of high-performance and entrepreneurial autonomy.

2.       DEFINITIONS AND INTERPRETATIONS

2.1 In this Long Term Incentive Program, the following terms have the following meanings:

         (a) "Beneficiary" means any person designated by the Participant by written instrument filed with the Company to receive any amount payable under the Program in the event of a Participant's death or, failing any such effective designation, the Participant's estate;

         (b)      "Board" means the Board of Directors of the Company;

         (c) "Board Lot" means the number of shares constituting a board lot under the General By-Law of The Toronto Stock Exchange;

         (d) "Change in Control" means the occurrence of any of the following:

                  i) unless previously approved by the Board, the acquisition by any person of beneficial ownership of securities of the Company which, directly or following conversion or exercise thereof, would entitle the holder thereof to cast more than 50% of the votes attaching to all securities of the Company which may be cast to elect directors of the Company; or

                  ii) Incumbent Directors ceasing to constitute a majority of the Board as a consequence of the solicitation of proxies through a proxy circular by persons other than management;

         (e) "Committee" means the committee of the Board, as constituted from time to time, which may be appointed by the Board to, inter alia, interpret, administer and implement the Program, and includes any successor committee appointed by the Board for such purposes;

         (f) "Company" includes EMCO LIMITED, its participating affiliates and their respective successors and assigns, and any reference in the Program to action by the Company means action by or under the authority of the Board or any person or committee that has been designated for the purpose by the Company including, without limitation, the Committee;

         (g) "Date of Grant" of an Option or a Right, as the case may be, means the date the Option or Right is granted to a Participant under the Program;

         (h) "Designated Option Amount" of a Participant's Option means the maximum number of Shares which the Participant may purchase under the Option, as designated by the Company at the time the Option is granted;

         (i) "Designated Option Percentage" means the percentage of the Designated Option Amount representing the maximum number of Shares which a Participant may purchase under the Option during each Year, as designated by the Company from time to time, generally for the purposes of the Option Plan or at the time the Option is granted;

         (j) "Designated Rights Amount" of a Participant's Rights means the maximum number of Rights which the Participant may exercise, as designated by the Company at the time the Rights are granted;

         (k) "Designated Rights Percentage" means the percentage of the Designated Rights Amount representing the maximum number of Rights which a Participant may exercise each Year, as designated by the Company from time to time, generally for the purposes of the Rights Plan or at the time the Rights are granted;

         (l) "Earliest Exercise Date" in respect of an Option or Right, as the case may be, means the earliest date on which the Option or Right may be exercised, as designated by the Company at the time the Option or Right is granted;

         (m) "In the Money" means the excess, if any, of the Right Exercise Price of a Share at any time over the Strike Price;

         (n) "Incumbent Director" means any member of the Board who was a member of the Board immediately prior to the occurrence of a transaction, transactions or elections giving rise to a Change in Control (other than a transaction approved by the Board) and any successor to an Incumbent Director who is recommended or elected or appointed to succeed an Incumbent Director by the affirmative vote of a majority of the Incumbent Directors then on the Board;

         (o)      "Insider" has the meaning ascribed to this term in the TSE
                  Rules;

         (p) "Latest Exercise Date" means the latest date on which an Option, or Right, as the case may be, may be exercised, as designated by the Company at the time the Option or Right is granted;

         (q) "Option" means a right granted under the Program to a Participant to purchase Shares in accordance with the Program;

         (r) "Option Notice" means a form of notice, approved by the Company, from the Participant to the Company specifying and subscribing for the number of Shares in respect of which an Option is being exercised at that time;

         (s) "Option Plan" means the Executive Stock Option Plan, consisting of Part II of the Program, as amended and restated from time to time;

         (t) "Option Price" in respect of a Participant's Option means the price designated by the Company determined in accordance with
                  Section 4.2 at which the Participant may purchase Shares under the Option;

         (u) "Outstanding Shares" has the meaning ascribed to this term in the TSE Rules;

         (v) "Participant" means a bona-fide full-time employee of the Company designated by the Company for participation in the Program who has agreed to participate in the Program or parts thereof on such terms as the Company may specify;

         (w) "Program" means this Long Term Incentive Program, consisting of the Option Plan and the Rights Plan, as amended and restated from time to time;

         (x) "Reorganization" means any (i) capital reorganization, (ii) merger, (iii) amalgamation, (iv) offer for shares of the Company which if successful would entitle the offeror to acquire all of the shares of the Company or all of one or more particular class(es) of shares of the Company to which the offer relates, or (v) arrangement or other scheme of reorganization;

         (y) "Retirement" means retirement of a Participant in accordance with the Company's normal retirement policy;

         (z) "Right Exercise Price" shall mean the average closing market price for Board Lots of a Share (or the mean of the closing bid and ask prices, if not traded) on the TSE in the period of five trading days preceding the date the Right is exercised;

         (aa) "Right" means a stock appreciation right granted under the Program to a Participant in accordance with the Program;

         (bb) "Rights Letter" means a letter approved by the Company whereby a Participant may exercise his Rights;

         (cc) "Rights Plan" means the Stock Appreciation Rights Plan, consisting of Part III of the Program, as amended and restated from time to time;

         (dd) "Shares" means the common shares in the capital of the Company, and includes any shares of the Company into which such shares may be converted, reclassified, redesignated, subdivided, consolidated, exchanged or otherwise changed, pursuant to a Reorganization;

         (ee) "Strike Price" shall mean the closing price of a Share sold as a part of a Board Lot of Shares on the TSE on the trading day immediately preceding the Date of Grant, or, if at least one Board Lot of Shares was not traded on that date, on the next preceding day on which a Board Lot was traded;

         (ff)     "TSE" means the Toronto Stock Exchange;

         (gg) "TSE Rules" means the Policies relating to Employee Stock Option and Stock Purchase Plans, Options for Services and Related Matters; and

         (hh) "Year" in respect of an Option or Right, as the case may be, means a calendar year commencing on the Earliest Exercise Date of the Option or Right, as the case may be, or on any anniversary of such date, and ending prior to or on the Latest Exercise Date.

2.2 In this Program, unless the context requires otherwise, references to the male gender include the female gender, words importing the singular number may be construed to extend to and include the plural number, and words importing the plural number may be construed to extend to and include the singular number.

2.3 This Program is established under the laws of the Province of Ontario and the rights of all parties and the construction of each and every provision of the Program and any Options or Rights granted hereunder shall be construed according to the laws of the Province of Ontario.

2.4 This Program consists of three parts, the first part ("Part I") commencing with Section 1, consisting of general provisions applicable to the Program as a whole; the second part ("Part II") commencing with Section 4, consisting of the Option Plan; and the third part ("Part III") commencing with
Section 10, consisting of the Rights Plan.

3.       GENERAL

3.1 The Program shall be administered by the Company in accordance with its provisions. All costs and expenses of administering the Program will be paid by the Company. The Company, may from time to time, establish administrative rules and regulations relating to the operation of the Program as it may deem necessary to further the purpose of the Program and amend or repeal such rules and regulations. The Company, in its discretion, may appoint a Committee for the purpose of interpreting, administering and implementing the Program. In administering the Program, the Company or the Committee may seek recommendations from the chief executive officer of the Company. The Company may also delegate to any director, officer or employee of the Company such administrative duties and powers as it may see fit.

3.2 From time to time the Company may, in addition to its powers under sections 7, 9, and 14, add to or amend any of the provisions of the Program or terminate the Program or either of the Option Plan or Rights Plan; provided however that (i) any approvals required under any applicable law or under the applicable rules of any stock exchange in Canada upon which shares of the Company are listed are obtained, and (ii) no such amendment or termination shall be made at any time which has the effect of adversely affecting the existing rights of a Participant under the Program without his consent in writing unless the Company, at its option, acquires such existing rights at an amount equal to the fair market value of such rights at such time as verified by an independent valuator. Neither designation of an employee as a Participant nor the grant of any Options or Rights to any Participant entitles any Participant to the grant, or any additional grant, as the case may be, of any Options or Rights under the Plan.

3.3 The determination by the Company of any question which may arise as to the interpretation or implementation of the Program or any of the Options or Rights granted hereunder shall be final and binding on all Participants and other persons claiming or deriving rights through any of them.

3.4 The Company shall keep or cause to be kept such records and accounts as may be necessary or appropriate in connection with the administration of the Program and the discharge of its duties. At such times as the Company shall determine, the Company shall furnish the Participant with a statement setting forth the details of his Options and Rights, including Date of Grant, Designated Option Amount and the Option Price of each Option, the number of Shares in respect of which the Option has been exercised, the maximum number of Shares which the Participant may still purchase under the Option Plan and the Designated Rights Amount held by each Participant. Such statement shall be deemed to have been accepted by the Participant as correct unless written notice to the contrary is given to the Company within 30 days after such statement is given to the Participant.

3.5 The Program shall enure to the benefit of and be binding upon the Company, its successors and assigns. The interest of any Participant under the Program or in any Option or Right shall not be transferable or alienable by him either by pledge, assignment or in any other manner whatsoever and, during his lifetime, shall be vested only in him, but shall thereafter enure to the benefit of and be binding upon the Participant's Beneficiary.

3.6 The Company's obligation to issue Shares in accordance with the terms of the Option Plan and any Options granted hereunder is subject to compliance with the laws, rules and regulations of all public agencies and authorities applicable to the issuance and distribution of such Shares and to the listing of such Shares on any stock exchange on which any of the Shares of the Company may be listed. As a condition of participating in the Program, each Participant agrees to comply with all such laws, rules and regulations and agrees to furnish to the Company all information and undertakings as may be required to permit compliance with such laws, rules and regulations.

3.7 A Participant shall not have any rights as a shareholder in respect of (i) Shares subject to an Option until such Shares have been paid for in full and issued or (ii) any Rights.

3.8 No member of the Board or the Committee shall be liable for any action or determination made in good faith in connection with the Program and members of the Board and the Committee shall be entitled to indemnification and reimbursement from the Company in respect of any claim relating thereto.

3.9 Participation in the Program shall be entirely voluntary and any decision not to participate shall not affect any employee's employment with the Company. Participation in this Program shall not affect the right of the Company to discharge a Participant.

3.10 Any payment, notice, statement, certificate or other instrument required or permitted to be given to a Participant or any person claiming or deriving any rights through him shall be given by:

                  i) delivering it personally to the Participant or to the person claiming or deriving rights through him, as the case may be, or

                  ii) mailing it postage paid (provided that the postal service is then in operation) or delivering it to the address which is maintained for the Participant in the Company's personnel records.

         (b) Any payment, notice, statement, certificate or other instrument required or permitted to be given to the Company shall be given by mailing it postage paid (provided that the postal service is then in operation), delivering it to the Company at its principal address, or (other than in the case of a payment) sending it by means of facsimile or similar means of electronic transmission, to the attention of the Company Secretary.

         (c) Any payment, notice, statement, certificate or other instrument referred to in Section 3.10(a) or 3.10(b), if delivered, shall be deemed to have been given or delivered on the date on which it was delivered, if mailed (provided that the postal service is then in operation), shall be deemed to have been given or delivered on the second business day following the date on which it was mailed and if by facsimile or similar means of electronic transmission, on the next business day following transmission.

3.11 If any provision of this Program is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part, if any, of such provision and all other provisions hereof shall continue in full force and effect.

3.12     This Program is hereby instituted this 19th day of June, 1991.

3.13 This Program supersedes and replaces the 1986 Long-Term Incentive Program and such 1986 Long-Term Incentive Program is terminated, as to the Stock Bonus Plan and Share Purchase Plan of the 1986 Long-Term Incentive Program, effective June 19, 1991, in respect of the fiscal year ending December 31, 1990 and as to the Cash Performance Award Program of the 1986 Long-Term Incentive Program, March 1, 1993, in respect of the fiscal year ending December 31, 1992, but the institution of this Program and the replacement and termination of the 1986 Long-Term Incentive Program does not terminate or affect (i) amounts owing to any employees under the Cash Performance Award Program; (ii) indebtedness of any employees to the Company in respect of the Share Purchase Plan, or the terms thereof; and (iii) any Shares held in an employee's account under the Stock Bonus Plan which have not vested, which Shares shall vest subject to and in accordance with the terms of the Stock Bonus Plan.

                                     PART II

                           EXECUTIVE STOCK OPTION PLAN

4.       GRANTING OF OPTIONS AND DETERMINATION OF THE OPTION PRICE

4.1 From time to time the Company may grant an Option to a Participant to acquire Shares in accordance with the Program. In granting such Option, the Company shall designate:

         (a)      the Designated Option Amount;

         (b)      the Earliest Exercise Date, which may be the Date of Grant;

         (c) the Latest Exercise Date, which shall be no earlier than two years after the Date of Grant and no later than ten years after the Date of Grant;

         (d)      the Designated Option Percentage; and

         (e) the Option Price, which price shall be determined by the Company in accordance with Section 4.2.

4.2 The Option Price per Share in respect of an Option shall be equal to the closing price of a Share sold as part of a Board Lot of such Shares on the TSE on the trading day immediately preceding the Date of Grant of the Option or, if at least one Board Lot of Shares shall not have traded on that date, on the next preceding day on which a Board Lot was traded.

4.3 The majority of the Shares allocated under the Plan shall not be issuable to Insiders. The number of Shares reserved for issuance pursuant to Options granted pursuant to the Plan shall not exceed ten per cent of the Outstanding Shares.

5.       EXERCISE OF PARTICIPANT'S OPTIONS

5.1 Subject to the provisions of the Program, an Option may be exercised by the Participant only on or after the Earliest Exercise Date and thereafter from time to time at his discretion to purchase in the aggregate a number of Shares equal to the aggregate of the previously unexercised portion of the Designated Option Amount provided that, unless the Company otherwise agrees in writing,

         (a) subject to clause (b) of this section 5.1, the maximum number of Shares which the Participant may purchase under the Option during each of the Years commencing on the Earliest Exercise Date of the Option shall be equal to the number of shares represented by the Designated Option Percentage of the Designated Option Amount of the Option, and

         (b) if the number of Shares purchased under the Option during any of the Years is less than the maximum number which could have been purchased under the Option during that Year, the difference shall be carried forward and added to the maximum number of Shares which may be purchased under the Option in the immediately following Year, and so on from time to time.

5.2 Notwithstanding Section 5.1, Options may be exercised at any time following a Change in Control.

5.3 Unless the Company otherwise agrees in writing, a Participant's Option shall terminate and may not be exercised after the earliest of:

         (a) in the case of the termination of employment with the Company for cause, immediately as of the time of such termination;

         (b) 30 days after the date of the Participant's termination of employment with the Company, unless such termination occurs by reason of termination of the Participant's employment for cause or the Participant's death, disability or Retirement as contemplated in subsections (a), (c) or (d) of this section, in which case the provisions of the applicable subsection shall govern;

         (c) 90 days after the Participant's Retirement provided that the Participant has not died prior to the expiry of such 90 day period;

         (d) one year after the Participant's death or the termination of employment with the Company by reason of his disability (as determined by the Company in its sole discretion); and

         (e)      the Latest Exercise Date of the Participant's Option.

5.4      The exercise of an Option under the Plan shall be made by Option
Notice and accompanied by a certified cheque or bank draft payable to the Company in the amount of the aggregate Option Price for such number of Shares. As of the day the Company receives the Option Notice and such payment, the Participant (or the person claiming through him, as the case may be) shall be entitled to be entered on the share register of the Company as the holder of the number of Shares in respect of which the Option was exercised and as promptly as possible thereafter shall be delivered a certificate representing the said number of Shares.

6.       MAXIMUM NUMBER OF SHARES TO BE ISSUED UNDER THE PLAN

6.1 The number of Shares which may be issued under options issued and outstanding pursuant to this Program to all Participants shall not exceed in the aggregate 2,200,000 and the number of Shares which may be issued under Options issued and outstanding pursuant to this Program together with Shares which may be issued under options issued and outstanding under any other employee-related plan of the Company or options for services granted by the Company, to any one person shall not exceed 5% of the issued and outstanding Shares.

6.2 If any Option has terminated or expired without being fully exercised, any unissued Shares which have been reserved to be issued upon the exercise of the Option shall become available to be issued upon the exercise of Options subsequently granted under the Program.

6.3 Subject to any applicable regulatory requirement, the Company may, but is not obligated, to acquire issued and outstanding Shares in the market for the purposes of providing Shares to Participants upon the exercise of Options under the Program. The Shares acquired for this purpose shall not be included for the purposes of the determining the maximum number of Shares to be issued under the Plan in accordance with section 6.1.

7.       ANTI-DILUTION PROVISIONS

7.1 If the number of outstanding Shares of the Company shall be increased or decreased as a result of a stock split, consolidation or recapitalization and not as a result of the issuance of Shares for additional consideration or by way of stock dividend, the Company may make appropriate adjustments to the Designated Option Amount of any Option which has previously been granted under the Program, the maximum number of Shares which the Participant may thereafter purchase under such Option, the Option Price in respect of such Option and the maximum number of Shares which may be issued under the Program in accordance with Section 6.1. Any determinations by the Company as to the required adjustments shall be made in its sole discretion and all such adjustments shall be conclusive and binding for all purposes under the Program.

7.2 No fractional shares shall be issued upon the exercise of an Option nor shall any scrip certificates in lieu therefor be issuable at any time. Accordingly, if as a result of any adjustment under Section 7.1 a Participant would otherwise have become entitled to a fractional share upon the exercise of an Option, he shall have the right to purchase only the next lower whole number of Shares and no payment or other adjustment will be made with respect to the fractional interests so disregarded.

8.       LOANS TO EMPLOYEES

8.1 Subject to applicable law, the Company may in its sole discretion arrange for the Company or any subsidiary to make loans or provide guarantees for loans by financial institutions to assist Participants to purchase Shares upon the exercise of the Options so granted and to assist the Participants to pay any income tax exigible upon exercise of the Options. Such loans may be secured or unsecured, and at such rates of interest, if any, and on such other terms as may be determined by the Company, provided that in no event shall any loan be outstanding for more than 10 years from the Date of Grant of the Option.

9.       REORGANIZATION

9.1 In the event of a Reorganization or proposed Reorganization, the Company, at its option, may do either of the following:

         (a) the Company may irrevocably commute any Option that is still capable of being exercised, upon giving to the Participant to whom such Option has been granted at least 30 days written notice of its intention to commute the Option, and during such period of notice, the Option, to the extent that it has not been exercised, may be exercised by the Participant up to the Designated Option Amount of Shares which may be purchased under the Option, without regard to the limitations contained in subsection 5.1(a), and on the expiry of such period of notice, the unexercised portion of the Option shall lapse and be cancelled, or

         (b) the Company or any corporation which is or would be the successor to the Company or which may issue securities in exchange for Shares upon the Reorganization becoming effective may offer any Participant the opportunity to obtain a new or replacement option over any securities into which the Shares are changed or are convertible or exchangeable, on a basis proportionate to the number of Shares under option; in such event, the Participant shall, if he accepts such offer, be deemed to have released his Option over Shares and such Option shall be deemed to have lapsed.

9.2 Subsections (a) and (b) of Section 9.1 are intended to be permissive and may be utilized independently or successively or in combination or otherwise, and nothing therein contained shall be construed as limiting or affecting the ability of the Company to deal with Options in any other manner.

                                    PART III

                            STOCK APPRECIATION RIGHTS


10.      GRANTING OF RIGHTS

10.1 From time to time, the Company may grant Rights to a Participant in accordance with the Rights Plan. In granting any such Rights, the Company shall designate:

         (a)      the Designated Rights Amount;

         (b)      the Earliest Exercise Date;

         (c) the Latest Exercise Date which shall be no earlier than two years after the Date of Grant and no later than ten years after the Date of Grant;

         (d)      the Designated Rights Percentage; and

         (e)      the Strike Price of the Shares on the Date of Grant.

11.      EXERCISE OF PARTICIPANT'S RIGHTS

11.1 Subject to the provisions of the Program, a Right may be exercised by, the Participant only on or after the Earliest Exercise Date and thereafter from time to time at his discretion, provided that, unless the Company otherwise agrees in writing,

         (a) subject to clause (b) of this section 11.1, the maximum number of Rights which the Participant may exercise during each of the Years commencing on the Earliest Exercise Date of the Right shall be equal to the number of Rights represented by the Designated Rights Percentage of the Designated Rights Amount, and

         (b) if the number of Rights exercised during any of the Years is less than the maximum number which could have been exercised during that Year, the difference shall be carried forward and added to the maximum number of Rights which may be exercised immediately following the Year, and so on from time to time.

11.2 Notwithstanding section 11.1, Rights may be exercised at any time following a Change in Control.

11.3 Upon exercising a Right, the Participant will be paid the amount by which such Right is In The Money, subject to any applicable withholding of taxes.

11.4 Unless the Company otherwise agrees in writing, a Participant's Right shall terminate and may not be exercised after the earliest of:

         (a) in the case of termination of employment with the Company for cause, immediately as of the time of such termination;

         (b) 30 days after the date of the Participant's termination of employment with the Company, unless such termination occurs by reason of termination of the Participant's employment for cause or the Participant's death, disability or Retirement as contemplated in subsections (a), (c) or (d) of this section, in which case the provisions of the applicable subsection shall govern;

         (c) 90 days after the Participant's Retirement provided that the Participant has not died prior to the expiry of such 90 day period;

         (d) one year after the Participant's death or the termination of employment with the Company by reason of his disability (as determined by the Company in its sole discretion); and

         (e)      the Latest Exercise Date of the Participant's Right.

11.5 In order to exercise his Rights, the Participant must forward a completed Rights Letter by personal delivery, or registered mail or facsimile to the Company in the manner provided for in section 3.10.

12.      EXERCISE OF RIGHTS

12.1 Unless otherwise agreed by the Company, if the Participant is a person who has knowledge of a 'material fact' or 'material change' (each as defined under the Securities Act (Ontario)) in respect of the Company that has not been generally disclosed in accordance with applicable securities legislation and adequately disseminated to the public, he shall not be entitled to exercise the Right.

13.      ANTI-DILUTION PROVISIONS

13.1 If the number of outstanding Shares of the Company shall be increased or decreased as a result of a stock split, consolidation or recapitalization and not as a result of the issuance of Shares for additional consideration or by way of stock dividend, the Company may make appropriate adjustments to the Designated Rights Amount and/or the Strike Price. Any determinations by the Company as to the required adjustments shall be made in its sole discretion and all such adjustments shall be conclusive and binding for all purposes under the Program.

14.      REORGANIZATION

14.1 In the event of a Reorganization or proposed Reorganization, the Company, at its option, may do either of the following:

         (a) the Company may irrevocably commute any Right that is still capable of being exercised, upon giving to the Participant to whom such Right has been granted at least 30 days written notice of its intention to commute the Right, and during such period of notice, the Right, to the extent that it has not been exercised, may be exercised by the Participant up to the Designated Rights Amount without regard to the limitations contained in subsection 11.1(a), and on the expiry of such period of notice, the unexercised portion of the Rights shall lapse or be cancelled; or

         (b) the Company or any corporation which is or would be the successor to the Company or which may issue securities in exchange for Shares upon the Reorganization becoming effective may offer any Participant the opportunity to obtain a new or replacement stock appreciation right in respect of any securities into which the Shares are changed or are convertible or exchangeable, on a basis proportionate to the number of Rights held by the Participant; in such event, the Participant shall, if he accepts such offer, be deemed to have released his Rights and such Rights shall be deemed to have lapsed.

14.2 Subsections (a) and (b) of Section 14.1 are intended to be permissive and may be utilized independently or successively or in combination or otherwise, and nothing therein contained shall be construed as limiting or affecting the ability of the Company to deal with Rights in any other manner.

15.      RIGHT OF DEDUCTION

15.1 The Company shall have the right to deduct from all cash payments made to the Participant any federal or provincial taxes required by law to be withheld with respect to such payments.

16.      RIGHT TO FUNDS

16.1 Neither the establishment of the Rights Plan, the awarding of Rights or the setting aside of any funds by the Company (if, in its sole discretion, it chooses to do so) shall be deemed to create a trust. Legal and equitable title to any funds set aside for the purposes of the Plan shall remain in the Company and no Participant shall have any security or other interest in such funds. Any funds so set aside shall remain subject to the claims of creditors of the Company present or future. Amounts payable to any Participant under the Rights Plan shall be a general, unsecured obligation of the Company. The right of the Participant or Beneficiary to receive payment pursuant to the Rights Plan shall be no greater than the right of other unsecured creditors of the Company.



                                       3